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                                                                    EXHIBIT 10.2

                        ADMINISTRATIVE SERVICES AGREEMENT


         This ADMINISTRATIVE SERVICES AGREEMENT ("Agreement") is entered into as of April__, 1998 by and between ZAPATA CORPORATION, a Delaware corporation ("Zapata"), and OMEGA PROTEIN CORPORATION, a Nevada corporation ("Protein").

                                R E C I T A L S:

         A. Prior to execution of this Agreement, Protein was a wholly-owned subsidiary of Zapata.

         B. Protein has completed on this date the issuance of new shares in an initial public offering (the "IPO") and Zapata has sold in such IPO a portion of the shares of Protein that it owned reducing Zapata's ownership of Protein's outstanding common stock to approximately 66.2% of Protein's outstanding common stock (or 62.1% of Protein's outstanding common stock if the underwriters exercise their over-allotment options).

         C. During the last three years, Zapata relied on Protein for the provision of certain administrative services.

         D. Zapata and Protein have agreed that, following the IPO, Protein will continue to provide services to Zapata pursuant to the terms of this Agreement.

         NOW, THEREFORE, for and in consideration of the mutual agreements contained herein, the parties hereby agree as follows:

         1. SERVICES. Protein will provide the services described on Exhibit A to Zapata and may, in its sole discretion, provide such other services as Zapata may request from time to time (all such services referred to herein as the "Services"). The Services shall include those rendered to majority-owned subsidiaries of Zapata (other than Protein), whether now existing or hereafter becoming subsidiaries. Zapata may, upon reasonable notice to Protein, from time to time, delete from the Services, prospectively, any category listed on Exhibit A or thereafter added, or any reasonably determined subcategory thereof.

         2.       FEES AND EXPENSES.

                  (a) Zapata will pay Protein fees ("Fees") for the Services provided by Protein to Zapata hereunder equal to Protein's cost of providing such Services, as reasonably determined by Protein. Such Fees will include an allocation of Protein's general and administrative overhead expense relating to such Services. Protein may, but shall not be




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obligated to, determine such cost using the same methods employed by Protein to allocate costs to Zapata for such Services prior to the IPO.

                  (b) Zapata will reimburse Protein for any reasonable and necessary out-of-pocket expenses incurred in connection with the provision of the Services, including any taxes or other governmental impositions attributable to the provision of the Services (other than income or other similar taxes assessed on the Fees). Protein will not have any obligation to advance funds on behalf of Zapata.

                  (c) Protein will invoice Zapata for the Fees and expenses due hereunder at the intervals determined by Protein from time to time. All invoices will be due and payable within five (5) calendar days after the date of the invoice.

         3.       INFORMATION AND RECORDS.

                  (a) Zapata will make available to Protein on a timely basis all information which is reasonably necessary for Protein to provide the Services.

                  (b) Protein will maintain records with respect to the Services which are substantially similar to those maintained with respect to similar Services provided for its own account, and will provide those records to Zapata upon termination of this Agreement.

         4.       LIABILITY.

                  (a) Protein makes no express or implied warranty with respect to the Services.

                  (b) Protein will be liable to Zapata for any Loss (hereinafter defined) suffered by Zapata during the term of this Agreement as a result of acts or omissions of Protein or any stockholder, director, officer or employee of Protein or any attorney, accountant, representative or agent retained by Protein ("Associates") in connection with the Services provided only if and to the extent that (i) the acts or omissions constitute gross negligence or willful misconduct or willful disregard of instructions or directions provided by Zapata as contemplated in Section 6, (ii) the acts or omissions would be covered by Protein's insurance coverage under crime, fidelity or fiduciary insurance (if any). In any event, except to the extent covered by Protein's crime, fidelity or fiduciary insurance, (i) any claim for damages from Protein in connection with a Service provided will be limited to the amount of Fees charged with respect to the Service, and (iii) Protein will not be liable to Zapata for any incidental or consequential damages, lost profits or opportunities, or exemplary or punitive damages.

                      As used herein, "Loss" means any and all claims, liabilities, obligations, losses, deficiencies and damages or judgments of any kind or nature whatsoever incurred by the person seeking recovery of such Loss and arising from, asserted against, or associated with the furnishing or failure to furnish the Services, regardless of by whom asserted and regardless


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of whether or not any such loss is known or unknown, fixed or contingent or asserted or unasserted incurred by Protein in connection with the provision of the Services.

         5. INDEMNITY. Except as provided in Section 4(b), Zapata will indemnify Protein and its Associates and hold Protein and its Associates harmless from any and all Losses arising from, asserted against or associated with the provision of Services by Protein to Zapata.

         6. AUTHORITY. In providing the Services, Protein may take such actions, make such decisions and exercise such judgement on behalf of Zapata as Protein may deem appropriate and necessary unless Zapata gives Protein prior written notice that it should consult with particular officers or employees of Zapata prior to taking such actions, making such decisions or exercising such judgement. In matters as to which Zapata provides instructions or directions as to matters requiring decision or the exercise of judgment, Protein shall follow such instructions or directions.

         7. FORCE MAJEURE. Protein will not be liable to Zapata for any failure to comply with this Agreement caused, directly or indirectly, by (a) a fire, flood, explosion, riot, rebellion, revolution, labor trouble (whether or not due to the fault of such Party), requirements or acts of any government authority or agency or subdivision thereof, loss of source of supplies or other inability to obtain materials or suppliers, or (b) any other cause, whether similar or dissimilar to the foregoing, beyond the reasonable control of the parties hereto.

         8. TERM. This Agreement, and Protein's obligation to provide Services hereunder, shall continue until Zapata gives Protein five (5) days advance written notice or upon written notice from Protein to Zapata if Zapata materially breaches this Agreement and fails to cure such breach within thirty
(30) days after receiving written notice thereof from Protein. Any outstanding Fees and expenses as well as Zapata's obligation to indemnify Protein shall survive the termination of this Agreement indefinitely.

         9. NOTICES. All notices, demands, requests, or other communications which may be or are required to be given, served, or sent by a party pursuant to this Agreement will be in writing and will be (a) personally delivered, (b) mailed by first class, registered or certified mail, return receipt requested, postage prepaid, (c) sent by an internationally recognized express delivery service or (c) transmitted by facsimile, address as follows:

                  (i)      if to Protein:

                           Omega Protein Corporation
                           1717 St. James Place, Suite 550
                           Houston, Texas  77210
                           Attention:   Joseph L. von Rosenberg III,
                                        Chief Executive Officer and President




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                  (ii)     if to Zapata:

                           Zapata Corporation
                           1717 St. James Place, Suite 550
                           Houston, Texas  77210
                           Attention: Avram Glazer, Chief Executive Officer

                           with a copy to:

                           Mr. Avram Glazer
                           18 Stoney Clover Lane
                           Pittsford, New York  14534

         Each party may designate by notice in writing a new address or facsimile number to which any notice may be given, served or sent. Each notice will be deemed sufficiently given, served, sent or received when it is delivered to the addressee, with an affidavit of personal delivery, the return receipt, the delivery receipt or when delivery is refused by the addressee. Each notice or other communication sent by facsimile will be deemed sufficiently given only if a copy of the notice or communication is immediately sent by one of the methods specified in (a), (b) or (c) above.

         10.      MISCELLANEOUS.

                  (a) This Agreement sets forth the entire agreement of the parties with respect to the Services and supersedes all previous agreements, understandings or negotiations with respect to the Services.

                  (b) The rights and obligations set forth in this Agreement may be amended, modified or supplemented only by a writing signed by each party.

                  (c) A party may waive a right under this Agreement only by a written waiver signed by the party. No failure to exercise or delay in exercising a right under this Agreement will constitute a waiver of that right.

                  (d) If any provision of this Agreement is found invalid, illegal or unenforceable, the provision will be ineffective only to the extent of the invalidity, illegality or unenforceability, and the other provisions of this Agreement will remain in full force and effect.

                  (e) A party may not assign its rights, and a Party may not delegate its obligations, under this Agreement unless it first obtains the written consent of the other party, which may be withheld at the other party's discretion, provided, however, that Protein may assign its rights to any wholly-owned subsidiary of Protein without Zapata's consent, provided that no such assignment to a subsidiary shall relieve Protein of its obligations hereunder.



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                  (f) Except as permitted under Subsection (e), this Agreement will not inure to the benefit of any Person other than the Parties.

                  (g) This Agreement will be governed by and construed and enforced in accordance with the internal laws of the State of Delaware.

                  (h)      This Agreement may be executed in counterparts.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on their behalf as of the date first above written.

                               ZAPATA CORPORATION


                               By: __________________________________________
                               Name: Avram Glazer
                               Title:  Chief Executive Officer


                               OMEGA PROTEIN CORPORATION


                               By: __________________________________________
                               Name: Joseph L. von Rosenberg III
                               Title:  Chief Executive Officer and President





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                                    EXHIBIT A

                             DESCRIPTION OF SERVICES

A.     Accounting:

         1.       Maintain a general ledger.

         2. Furnish general bank account checks and reconcile general bank account.

         3. Process vendor invoices and employee expense reports approved by Zapata for payment.

         4. Input accounts receivable in accordance with instructions from Zapata personnel; post cash receipts; provide A/R aging as requested (not more often than once per week).

         5. Maintain fixed asset records (acquisition-disposal-depreciation schedules).

         6.       Provide project profit and cost accounting statements.

         7. Provide quarterly financial information for use by Zapata personnel in preparing quarterly financial statements; bonus calculations; trial balance; and financial statements.

B.     Securities and Investor Relations Matters

         1. Prepare documents required to be filed by Zapata under the Securities Exchange Act of 1934 and the New York Stock Exchange.

         2. Public relations, including coordinating analyst calls and preparing and distributing press releases.

C.     Payroll:

         1.       Maintain employee data base and input payroll information.

         2.       Distribute payroll checks.

D.     Tax:

         1. Prepare and file all state and federal income and sale/use tax returns with a due date during the term of this Agreement.




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E.     Benefits:

         1.       Administer Profit Sharing Plan and Pension Plan.


         2.       Administer health and medical benefits plans


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